EXHIBIT 11
                                                                      ----------
                             CRAGAR INDUSTRIES, INC.
                  Schedule of Computation of Earnings Per Share

Earnings (Loss) Per Share                                    Three Months Ended March 31,
                                                               2003                  2002
                                                           -----------           -----------
Net Earnings (Loss)                                        $   (31,639)          $   289,049
Less: Preferred Stock Dividends in Arrears                        --
                                                           -----------           -----------

Earnings (Loss) Available for Common Stockholders          $   (31,639)          $   289,049
                                                           ===========           ===========

Basic EPS - Weighted Average Shares Outstanding              3,839,429             3,897,611
                                                           ===========           ===========

Basic Earnings (Loss) Per Share                            $     (0.01)          $      0.07
                                                           ===========           ===========


Basic EPS - Weighted Average Shares Outstanding              3,839,429             3,897,611

Effect of Diluted Securities:
                   Stock Options and Warrants (1)                 --                   4,289
                                                           -----------           -----------

Diluted EPS - Weighted Average Shares Outstanding            3,839,429             3,901,900
                                                           ===========           ===========

Diluted Earnings (Loss) Per Share                          $     (0.01)          $      0.07
                                                           ===========           ===========


(1) - The Company's outstanding stock options, warrants, and convertible preferred stock have antidilutive effect on net loss per share for the three months ended March 31, 2003. As a result, such amounts have been excluded from the computations of diluted loss per share for that period.